Exhibit 10.14

STORE LEASES AGREEMENT

This STORE LEASES AGREEMENT is entered into as of July 6, 2007 (this “Agreement”), by and among LIMITED STORES, LLC (“LS”), BATH & BODY WORKS, LLC (“Bath & Body Works”), VICTORIA’S SECRET STORES, LLC (“Vic”), DIVA US, LLC (“Diva”), EXPRESS, LLC (“Express”) and LIMITED BRANDS, INC. (“Limited”);

WITNESSETH:

WHEREAS, each of LS, Bath & Body Works, Vic and Diva are subsidiaries of Limited (collectively, the “Limited Tenants” and each a “Limited Tenant”);

WHEREAS, one of LS or Limited is the original prime tenant under each of the leases for the stores described on Schedule 1 hereto (each such store a “Limited Store” and collectively, the “Limited Stores”);

WHEREAS, Limited is the prime tenant under each of the leases for the stores described on Schedule 2 hereto pursuant to a Master Assignment and Assumption Agreement dated as of the date hereof (but effective prior to this Agreement) between Limited and Express (the “Master Assignment”), which leases for such Schedule 2 stores are guaranteed by Limited (each such store a “Guaranteed Lease Store” and collectively, the “Guaranteed Lease Stores”) pursuant to a guaranty agreement (collectively, the “Guarantees” and each a “Guaranty”) with respect to the obligations arising under such leases;

WHEREAS, as of the date hereof, Express occupies a portion of one or more Limited Stores without a written agreement;

WHEREAS, as of the date hereof, and after giving effect to the transactions contemplated by the Master Assignment, Express is the original and current prime tenant under the leases for the stores described on Schedule 3 hereto (each such store an “Express Store” and collectively, the “Express Stores”);

WHEREAS, as of the date hereof, one (or more) Limited Tenant(s) (other than Limited) occupies (or occupy) a portion of one or more Express Stores and/or the Guaranteed Lease Stores without a written agreement;

WHEREAS, in the locations listed on Schedule 6, there are one or more stores operated by prior affiliates of Limited, such stores operating as Limited Too, Lane Bryant and/or Lerner (each a “Prior Affiliate”);

WHEREAS, each Prior Affiliate is a party to one or more previously executed store leases agreements by and between Prior Affiliates and Limited or its Affiliates (each a “Prior Affiliate SLA”);

WHEREAS, as of the date hereof, Express directly leases premises described on Schedule 4 hereto which are adjacent to, but not fully separated, either physically and/or functionally, from premises leased directly by a Limited Tenant (the “Adjacent Premises”);

WHEREAS, the parties hereto desire to memorialize their prior agreements and understandings with respect to such premises, as such agreements and understandings are amended by this Agreement; and

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions.

As used in this Agreement the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” means a corporation, partnership, limited liability company or other business entity, which, directly or indirectly, controls, is controlled by, or is under common control with, another corporation, partnership, limited liability company or other business entity. If more than fifty percent (50%) of the voting stock of a corporation is owned by another corporation, partnership, limited liability company or other business entity, the corporation whose stock is so owned shall be deemed to be controlled by the corporation, partnership, limited liability company or business entity owning such stock. An Affiliate of Express as defined under this paragraph, however, only refers to Affiliates thereof after the Closing Date.

“Closing Date” is defined in the Unit Purchase Agreement included as one of the Transaction Documents.

“Excess Rent” means, in respect of any Leased Premises, rent or any other amount payable under the relevant Prime Lease, which is calculated on the basis of a fixed percentage of sales over a pre-determined sales level, and is in addition to the fixed base rent or other fixed payment required by the relevant Prime Lease.

“Express Premises” means that portion of the Leased Premises occupied by Express pursuant to a Prime Lease or this Agreement.

“Gross Sales” shall mean the term (or any similar term) used in the relevant Prime Lease to determine the basis for calculating the payments due to the Landlord thereunder, regardless of whether the relevant Prime Lease refers to such term as gross sales, net sales or a similar term.

“Landlord” means the landlord under a Prime Lease.

“Lease Term” means, in respect of any Prime Lease, the initial term of such Prime Lease and any renewal or extension option thereunder exercised pursuant to the provisions of this Agreement; provided, with respect to the Guaranteed Lease Stores, the Lease Term shall not include renewal or extension options (or, if the Prime Lease Term with respect to any Leased Premises is currently under a renewal or extension option, any additional renewal or extension options) available under the Prime Lease with respect to such Leased Premises, except as provided in Section 4(a).

“Leased Premises” means the premises in which either Express or Limited Tenant has a leasehold interest as the tenant under a Prime Lease or all such premises collectively, as the context may require.

“Limited Tenant Premises” means that portion of the Leased Premises occupied by a Limited Tenant pursuant to a Prime Lease or this Agreement.

“Percentage Rent” means, in respect of any Leased Premises, monthly rent which, in lieu of a fixed monthly rent or any other amount payable under the relevant Prime Lease, is calculated exclusively as a percentage of the Gross Sales of the tenant of such Leased Premises for such month.

“Prime Lease” means each of the leases set forth on Appendix A; all such leases are collectively referred to as the “Prime Leases.”

“Prior Affiliate Premises” means that portion of the Leased Premises occupied by a Prior Affiliate pursuant to a Prime Lease, Prior Affiliate SLA or other agreement.

“Space Size Ratios” means, in respect of any Subleased Premises, the ratio of (x) the size of the selling space in the Subleased Premises to (y) the size of the selling space in the entire Leased Premises regardless of the person, party or entity in possession or control thereof. All such sizes, as of the date hereof, are as reflected on Schedule 5. The applicable Space Size Ratios shall be adjusted accordingly in the event of any change in the size of either a Leased Premises or a Subleased Premises, or in the event of the presence of any other tenants or occupants in the Leased Premises, but shall not be adjusted solely due to a reallocation between the total amount of selling space and the total amount of storage space in a given Leased Premises or Subleased Premises.

“Store Separation” means all work reasonably necessary to physically separate, in a manner and to an extent mutually satisfactory to Limited and Express, the applicable Limited Tenant Premises and Express Premises, including any Adjacent Premises, whether or not such locations have been listed on the Schedules attached hereto as of the date hereof or have been inadvertently omitted therefrom and are subsequently included thereto by agreement between the parties (it being the parties’ intention that all such affected stores, but for those specifically excluded herein, be covered hereby) including (i) compliance with all applicable local, state and federal laws, rules and regulations to ensure that the Express Premises and the Limited Tenant Premises may each be leased, used and occupied for their intended purposes lawfully in all respects, (ii) any segregation of selling or storage space, construction of firewalls, construction of access corridors, necessary modifications to and separation of the HVAC system or utilities (e.g., to enable separate services and metering), (iii) where applicable, purchase of cabinets and fixtures for use on the newly constructed separation wall, in each case on both sides of a separation wall and of comparable quality to other cabinets and fixtures already used in the relevant store, and (iv) where applicable, installation of duplicate facilities (e.g., bathrooms, storerooms, backrooms, fire doors, and entrances and exits to the exterior and interior malls) of comparable quality to those in existence and shared by Express and the respective Limited Tenant immediately prior to the separation. Except and to the extent noted in this Agreement as to any specific location, it is the intention of the parties hereto for each Express Premises and each Limited Tenant Premises, after the completion of the Store Separation work, if any, to be a fully functional, separated, segregated and secured lawful business unit in all respects.

“Store Separation Costs” means all costs reasonably necessary to effectuate a Store Separation (exclusive of costs, fees and expenses incurred by any party hereto to evaluate for its own account the design, commencement and/or completion of any aspect of Store Separation work performed by the other party or parties, as the case may be, hereunder).

“Subleased Premises” means the portion of the Leased Premises occupied by either Express or a Limited Tenant as the subtenant in accordance with this Agreement, individually or collectively, as the context may require. Each of the Subleased Premises as of the date hereof is described on Schedules 1, 2 and 3.

“Subtenant” means either a Limited Tenant or Express, as the context may require, which party subleases the Subleased Premises from the other party (as Tenant under a Prime Lease) pursuant to this Agreement; provided, with respect to any Guaranteed Lease Store, Express shall be deemed to be the Tenant hereunder.

“Tenant” means either a Limited Tenant or Express, as the context may require, which party is the direct tenant under a Prime Lease; provided, with respect to any Guaranteed Lease Store, Express shall be deemed to be the Tenant hereunder.

“Transaction Documents” means the Unit Purchase Agreement, together with all other agreements and documents contemplated thereby executed and delivered by such parties and their respective Affiliates with respect to the chain of stores known as “Express”.

“Unit Purchase Agreement” means that certain Unit Purchase Agreement dated as of May 15, 2007 among Limited, Express Investment Corp., Limited Brands Store Operations, Inc. and Express Holding, LLC, as amended.

2. Sublease.

(a) Limited Stores. With respect to the Limited Stores set forth on Schedule 1 hereto, the respective Limited Tenant, in consideration of the covenants and agreements to be performed by Express as subtenant and upon the terms and conditions hereinafter stated, does hereby sublease, demise and let unto Express, and Express does hereby sublease from such Limited Tenant, each of the Express Premises upon the terms and conditions set forth below.

(b) Guaranteed Lease Stores. With respect to the Guaranteed Lease Stores set forth on Schedule 2 hereto, (i) Limited, in consideration of the covenants and agreements to be performed by Express as subtenant and upon the terms and conditions hereinafter stated, does hereby sublease, demise and let unto Express, and Express does hereby (A) sublease from Limited, the entire Leased Premises with respect to such Guaranteed Lease Stores upon the terms and conditions set forth below and (B) assume and shall fully perform and discharge, with respect to each Guaranteed Lease Store, all the obligations of Limited as “Tenant” under the Prime Lease with respect to such Guaranteed Lease Store during the Term (as defined below) and shall abide by and adhere to all restrictions contained in, and all other terms, covenants and conditions of, each Prime Lease, and, except as otherwise provided herein, Express acknowledges that Limited shall have no duty to take any action to comply with the obligations of Limited as “Tenant” under each Prime Lease with respect to the Guaranteed Lease Stores and, in turn, (ii) Express shall sub-sublease the Limited Tenant Premises at such Guaranteed Lease Stores to the Limited Tenant in accordance with Section 2(c) below.

(c) Express Stores. With respect to the Express Stores set forth on Schedule 3 hereto and the Guaranteed Lease Stores in accordance with Section 2(b) above, Express, in consideration of the covenants and agreements to be performed by the Limited Tenant as subtenant and upon the terms and conditions hereinafter stated, does hereby sublease, demise and let unto such Limited Tenant, and such Limited Tenant does hereby sublease from Express, each of the Limited Tenant Premises upon the terms and conditions set forth below.

(d) Prior Affiliate SLAs. Notwithstanding anything contained herein to the contrary, Express hereby (i) acknowledges the occupancy by Prior Affiliates of the Prior Affiliate Premises, as applicable and (ii) acknowledges and agrees that the terms and conditions of this Agreement and all of the rights of Express hereunder are and shall remain subject to the terms and conditions of each Prior Affiliate SLA.

(e) Diva Space. Express hereby acknowledges and agrees (i) that Diva currently occupies approximately 557 square feet of the Leased Premises situated at Annapolis Mall, as identified on Attached Schedule 3 (the “Diva Space”) and (ii) that, notwithstanding anything contained herein to the contrary, if Limited Brands hereafter decides to close such Diva store and to cause Diva to vacate the Diva Space, then, upon thirty (30) days prior written notice to Express, Limited Brands shall have the right and option to put the Diva Space to Express, whereupon, the same shall be and become part of the Express Premises and the responsibility of Express for all purposes hereunder and under the pertinent Prime Lease.

3. Priority of Prime Lease.

(a) Except to the extent otherwise expressly set forth in this Agreement, this Agreement, as it relates to the Subleased Premises (and, in the case of the Guaranteed Lease Stores, the Leased Premises), is expressly subject and subordinate to the applicable Prime Lease and all the terms, conditions and covenants therein contained. Except to the extent otherwise expressly set forth in this Agreement, in which event the terms of this Agreement shall prevail, all the terms, covenants and conditions of a Prime Lease shall be applicable with respect to the corresponding Subleased Premises (and, in the case of the Guaranteed Lease Stores, the Leased Premises) with the same force and effect as if Tenant were the landlord under the Prime Lease and Subtenant were the tenant thereunder, and the provisions of the Prime Lease are incorporated herein by reference with the same force and effect as if they were fully set forth herein. Limited represents and warrants that the transactions contemplated by this Agreement and the Master Assignment are, with respect to each Leased Premises and Subleased Premises, as the context may require, (i) permitted under the terms of the respective Prime Lease without the respective Landlord’s consent thereunder or (ii) if such Prime Lease requires the Landlord’s consent thereunder, such consent has been obtained (or, subject to Section 29.D.(b) of this Agreement, will be obtained) by Limited at Limited’s sole cost and expense, and Limited agrees to indemnify, defend and hold harmless Express with respect to any Claims (as defined below) incurred by Express in connection with (x) with respect to the Guaranteed Lease Stores, the assignment of each Prime Lease to Limited under the Master Assignment and the subsequent subletting of each the Leased Premises to Express under this Agreement and (y) with respect to the Limited Stores and the Express Stores, the subletting of the Subleased Premises to either Express or a Limited Tenant, as the case may be; provided, however, Limited shall have no obligation and shall not be liable in any manner to Express with respect to any Claims that arise by reason of the sale, directly or indirectly, of the stock of Express and/or the change of control of Express, except as otherwise provided in the Unit Purchase Agreement. Limited’s foregoing indemnification, defense and hold harmless obligations shall survive the expiration or termination of this Agreement.

(b) Subtenant agrees that nothing in this Agreement shall be deemed to grant Subtenant any rights that would conflict with any of the covenants and conditions of the Prime Lease, and Subtenant agrees that it will do nothing in, on or about the Subleased Premises that would result in the breach by Tenant of its undertakings and obligations under the Prime Lease. Subtenant hereby assumes and shall fully perform and discharge, with regard and to the extent applicable to the Subleased Premises, all the obligations of Tenant as tenant under the Lease during the Lease Term and shall abide by and adhere to all other terms, covenants and conditions of the Prime Lease. Nothing contained in this Agreement shall be construed as a guaranty by Tenant of any of the obligations, covenants, warranties, agreements or undertakings of the Landlord in the Prime Lease. Tenant covenants that it will keep, observe and perform on a timely basis all of its obligations and undertakings under the Prime Lease (exclusive of those pertaining to the Subleased Premises which are the responsibility of Subtenant hereunder after the sublease thereof to Subtenant and the completion of the transactions contemplated by the Transaction Documents).

(c) In the event of any breach by Subtenant of any term, covenant or condition of this Agreement, in addition to the rights and remedies provided in this Agreement, Tenant shall have all the rights against Subtenant as would be available to the Landlord against Tenant, as tenant, under the applicable Prime Lease if such breach were by Tenant thereunder, including the right to terminate the sublease under certain circumstances set forth in the Prime Lease, provided, however, Tenant shall first have given Subtenant notice and an opportunity to cure, if any, that is similar, but less by three (3) days, to that which the applicable Landlord would be obligated to provide Tenant under the applicable Prime Lease for such a default.

4. Term; Renewals; Termination.

(a) The term of the sublease granted herein with respect to each of the Subleased Premises shall be coextensive, less one day, with the Lease Term of the corresponding Prime Lease, unless sooner terminated or extended as provided herein. The parties hereto acknowledge that (i) with respect to the Limited Stores and the Express Stores, the Lease Term shall include renewal or extension options exercisable by Tenant (only if in fact such renewal or extension options are exercised) and that the exercise of any such option shall be determined by Tenant or Subtenant as hereinafter provided and (ii) with respect to Guaranteed Lease Stores, and except as provided below, the Lease Term shall not include renewal or extension options (or, if the Lease Term with respect to any Leased Premises is currently under a renewal or extension option, any additional renewal or extension options) available under the Prime Lease with respect to such Leased Premises, and Express agrees that Express shall have no right to exercise, or to cause Limited to exercise, any renewal or extension terms under the Prime Lease with respect to any such Guaranteed Lease Store (unless Limited is completely and unconditionally released from any and all liability under any Prime Lease and any guaranty in respect thereof or Express provides to Limited a letter of credit in form and amount satisfactory to Limited from a financial institution acceptable to Limited securing Limited from loss with respect to any liability or guaranty obligation, in which event Express shall have the right to exercise, or cause Limited to exercise, any such renewal or extension terms). Subtenant shall indemnify Tenant and hold Tenant harmless against any and all claims by the applicable Landlord in the event Subtenant fails to vacate any Subleased Premises by the expiration date of the sublease term granted herein and the sublease term has not been validly renewed or extended.

(b) Subject to subsection (a)(ii) above, Tenant shall notify Subtenant no later than the 60th day prior to the deadline by which Tenant may exercise any renewal or extension option in respect of the Prime Lease if Tenant has determined not to exercise any such option, and Tenant shall first offer to assign the Prime Lease to Subtenant to the extent permitted under such Prime Lease or by the Landlord, or otherwise to cooperate with Subtenant to allow Subtenant, in its discretion, to exercise any such option with respect to the Leased Premises, so long as Tenant and its Affiliates have no responsibility or liability under the Prime Lease (or any Guaranty, as the case may be) after the expiration of the Lease Term (without giving effect to such renewal option). If Subtenant decides to, and is permitted to, assume the Prime Lease on such terms, then Subtenant shall assume responsibility for and pay any and all costs relating to such Leased Premises (including, without limitation, all liabilities and obligations under the Prime Lease as so extended). Subtenant acknowledges that in the event of any expiration of a Lease Term, this Agreement shall terminate with respect to the corresponding Prime Lease.

(c) Subject to subsection (a)(ii) above, if Tenant desires to renew or extend a Prime Lease, then Tenant shall notify Subtenant thereof no later than 60 days prior to the deadline by which Tenant may exercise any renewal or extension option in respect of the Prime Lease. Within 10 Business Days of Subtenant’s receiving such notice, Subtenant shall notify Tenant as to whether Subtenant wishes to remain in the Subleased Premises. If both parties have decided to renew or extend their respective lease arrangements, then, unless otherwise agreed, the parties shall each negotiate and enter into separate lease arrangements with the applicable Landlord with respect to each party’s respective premises. Any Store Separations (and the corresponding Store Separation Costs) shall be performed and paid for in accordance with Section 9 of this Agreement. Limited and Express agree that, except as set forth in subsection (a)(ii) above, neither Limited nor any Affiliate thereof shall be required to provide any guaranty or other assurance for any renewal or extension of any Prime Lease beyond the original Lease Term.

(d) Except as otherwise expressly provided in this Agreement, all rights of the “tenant” under a Prime Lease to terminate such Prime Lease, including, without limitation, any “kickout” or “cotenancy” rights or rights to terminate in the event of a casualty or condemnation or default by the Landlord (“Termination Rights”), shall belong exclusively to Tenant and may be exercised by Tenant in its sole and absolute discretion without liability to Subtenant; provided, (1) in the event the Limited Tenants occupy more than fifty percent (50%) of the sales area in an Express Store and/or Guaranteed Lease Store, all such Termination Rights shall belong solely to the Limited Tenants as if they were the Tenant hereunder, (2) except as otherwise provided in Schedule 10 hereto, in the event that Express occupies more than fifty percent (50%) of the sales area in a Limited Store and/or fifty percent (50%) or more of the sales area in a Guaranteed Lease Store, all such Termination Rights shall belong solely to Express as if it were the Tenant hereunder; and (3) in the event that Tenant shall wish to exercise a Termination Right, Tenant shall promptly notify Subtenant of its intent to terminate a Prime Lease and shall first offer to assign the Prime Lease to Subtenant to the extent permitted under such Prime Lease or by the Landlord, so long as Tenant and its Affiliates have no responsibility or liability under the Prime Lease (or any Guaranty, as the case may be) after such assignment. Subtenant acknowledges that in the event of any such termination, this Agreement shall terminate with respect to the corresponding Prime Lease.

5. Utilities/Other Services.

(a) Except as otherwise specified herein, the only services, utilities or rights to which Subtenant is entitled under this Agreement with respect to the Subleased Premises are those to which the applicable Tenant is entitled from the Landlord under the applicable Prime Lease, and Tenant shall have no liability to Subtenant for the failure to provide such services, utilities or rights unless such failure is the result of some act or omission of Tenant under the Prime Lease or any subtenant, concessionaire or licensee of Tenant (other than Subtenant or any of its Affiliates), or its employees, agents, contractors or invitees. Tenant, however, covenants to cooperate fully with Subtenant to ensure that Subtenant shall receive the same level of all such services and utilities in the Subleased Premises in accordance with past business practices and operations at the subject store immediately prior to the Closing Date.

(b) If any utility services to the Leased Premises are not separately metered as between the Subleased Premises and the remainder of the Leased Premises, the accounts shall be in the name of Tenant, or the Landlord if required by the Prime Lease, and the payments to the utility companies or the Landlord, as the case may be, shall be shared pro rata by Subtenant, Tenant and any other occupant of the Leased Premises based on their respective Space Size Ratios, and without regard to consumption. Either party shall have the right to cause the utility services furnished to their respective premises to be separately metered or sub-metered, subject to applicable law and the obtaining of any necessary consent from the Landlord and provided that the party causing separate metering or sub-metering pays all costs and expenses related thereto and that the other party’s utility services are not thereby diminished. For so long as utility services in respect of the Subleased Premises are paid for by Landlord or Tenant, they shall be considered to be “monetary obligations” for purposes of Section 6 and invoiced and paid in accordance therewith.

6. Monetary Obligations Under the Prime Lease.

(a) With respect to the Leased Premises, except as specified in Section 7, and except with respect to Percentage Rent, all monetary obligations of Tenant (including, without limitation, base, fixed or minimum rent, common area maintenance charges, real estate taxes and assessments, insurance charges, waste removal, merchants association dues, marketing, advertising and other promotional fund contributions, utilities (if applicable), HVAC and chilled water charges, whether same are payable pursuant to the Prime Lease) shall be shared pro rata by Subtenant, Tenant and any other occupant of the Leased Premises in proportion to their respective Space Size Ratios. With respect to any Prime Lease which provides for payment of Excess Rent, the determination of whether any such Excess Rent is payable shall be made on a consolidated basis among Tenant, Subtenant and other occupant of the Leased Premises, and if any Excess Rent is due and owing to the Landlord, such Excess Rent shall be paid pro rata by Tenant, Subtenant and any other occupant of the Leased Premises in proportion to their respective Gross Sales. Notwithstanding the foregoing, in the event there are any specific payment processes, including particular rent allocations outside of a typical pro rata allocation, which have been in practice in respect of Leased Premises prior to execution of this Agreement, such payment processes shall continue notwithstanding the terms of this Agreement to the contrary.

(b) With respect to the Leased Premises, Tenant and Subtenant shall cooperate to calculate the pro rata share of Subtenant’s estimated monetary obligations for each Subleased Premises. To the extent that the estimated payment invoiced by Tenant in respect of any lease month ultimately differs from Subtenant’s pro rata share of the monetary obligations actually incurred by Tenant in such lease month as calculated pursuant to Section 6(a) hereof, Tenant’s monthly invoice in the following month shall include an adjustment to correct such difference; provided that if Tenant shall fail to effect such adjustment it shall retain both the right and obligation to effect such adjustment at any subsequent time. Tenant shall send all invoices to Subtenant on or before the 15th day of the month prior to the date such amount is payable under the Prime Lease, and Subtenant shall pay to Tenant, on or before the last day of the month prior to the date such amount is payable under the Prime Lease, the amount so invoiced. Subtenant may request to audit the source of Tenant’s billing records up to twice per year. All costs of any such audit will be paid by Subtenant. The scope of any audits will be limited to charges paid by Tenant and invoiced to Subtenant and related matters, such as Percentage and Excess Rents, including sales and other information of Tenant relevant thereto. At Subtenant’s request, Tenant shall certify the accuracy of any such information so submitted to Subtenant to the then knowledge of the Tenant. Any remedial payments made by either party shall be without interest, except that remedial payments relating to a period ending more than 30 days prior to the commencement of the applicable audit shall bear interest at the prime rate (as quoted from time to time in the Wall Street Journal).

(c) With respect to the Leased Premises, if rent under a Prime Lease is based upon Percentage Rent, then such rent shall be paid pro rata by Tenant, Subtenant and any other occupant of the Leased Premises in proportion to their respective Gross Sales. Subtenant shall pay its share of the Percentage Rent to Tenant for any month on or before the last day of the following month.

(d) Subtenant agrees to provide the relevant Tenant promptly with all sales and other information as may be reasonably requested by such Tenant in connection with the calculation of Tenant’s monetary obligations to the relevant Landlord required under the relevant Prime Lease or in connection with Tenant’s calculation of Percentage Rent or Excess Rent. At Tenant’s request, Subtenant shall certify, to the then knowledge of Subtenant, the accuracy of any information so submitted.

(e) All obligations of Subtenant hereunder shall survive the termination of the relevant Prime Lease or the sublease hereunder for the same period that the relevant Tenant has any obligation to the relevant Landlord, and all obligations of Tenant hereunder shall also survive the termination of the relevant Prime Lease or the sublease hereunder.

7. Non-Monetary Obligations.

(a) Except as set forth in subsection (b), if any non-monetary obligation of the tenant under a Prime Lease, other than those for which specific provision is made in this Agreement, is not attributable either to the Subleased Premises exclusively or the remainder of the Leased Premises exclusively (e.g., the maintenance of insurance or the repair of any HVAC unit serving the entire Leased Premises or the roof), such obligation shall be performed by Tenant and the cost of performing same shall be shared pro rata by Subtenant, Tenant and any other occupant of the Leased Premises based on their respective Space Size Ratios, unless the parties have agreed to a different cost-sharing arrangement under a separate written agreement. For all non-monetary obligations of the tenant under a Prime Lease which are attributable either to the Subleased Premises exclusively or the remainder of the Leased Premises exclusively, then such obligations shall be the sole responsibility of the Subtenant or Tenant, respectively.

(b) If any individual capital expenditure or repair required to be performed by Tenant pursuant to the provisions of the Prime Lease is estimated to be in excess of $10,000, Tenant shall notify Subtenant of such estimate prior to entering into any binding agreement with respect thereto, and Subtenant shall have the right (i) to challenge such estimate or find a lower estimate within 30 days of receiving such notice from Tenant and (ii) if the remaining term of the applicable sublease is less than eighteen (18) months, to decline to share the costs of such capital expenditure or repair (unless such expenditure or repair is reasonably necessary or is mandated by the Prime Lease, in which case Subtenant may pay only its pro rata share of the costs of any reasonable, lower cost alternative which would be permissible under the Prime Lease if the Tenant were not renewing the Prime Lease upon its expiration).

8. Tenant Inducements.

(a) The parties acknowledge that all monetary tenant inducements and underpayments or overpayments by Tenant of any monetary obligations under the Prime Leases arising prior to the date hereof, including, without limitation, tenant improvement allowances, moving allowances and key money, under a Prime Lease payable to or by Tenant shall be shared and/or reimbursed by and among Subtenant, Tenant and Landlord pursuant to the applicable provisions of the Transaction Documents.

(b) Except as specified in subsection (c), if a Limited Tenant is entitled to an abatement or reduction of rent (e.g., as a result of a condemnation or casualty) under a Prime Lease, Express shall be entitled to a share of such abatement or reduction of rent in an equitable manner taking into account the extent to which the Subleased Premises are affected by the circumstances resulting in such abatement or rent reduction.

(c) Subject to the provisions of the Transaction Documents, if a Limited Tenant (or Limited) recovers from a Landlord under a Prime Lease, whether before, on or after the Closing Date, any amounts in respect of such Prime Lease (including, without limitation, common area charges, maintenance or related charges) in respect of any period prior to the Closing Date, such amounts shall belong exclusively to Limited Tenant or Limited (regardless of whether such amounts are actually paid or take the form of a reduction or abatement in rent or other charges otherwise subsequently payable to Landlord under the Prime Lease). If, however, Tenant becomes entitled at any time to any amounts in respect to such Prime Lease, including without limitation, any abatement or reduction in common area charges, maintenance or related charges relating, in each case, to any period or periods after the Closing Date, then Limited Tenant and Express shall share such abatement or reduction in proportion to their respective Space Size Ratios after the party incurring any out-of-pocket costs and expenses related to obtaining such abatements and reductions has been fully reimbursed for such costs and expenses.

9. Access; Alterations; Store Separation.

(a) The parties acknowledge that the Adjacent Premises are, and certain of the Leased Premises may be, configured in such a manner that a Limited Tenant may need access to a Express Premises (or a Express Store, as the case may be) and Express may need access to a Limited Tenant Premises (or a Limited Store, as the

case may be) for purposes of maintaining or making adjustments or repairs to facilities (e.g., pipes, conduits, electrical and telecommunication wiring, etc.) serving such party’s premises or for purposes of using restroom facilities or stock or storage rooms or for such other reasonable purposes until the Store Separation work, if any, has been completed. However, the parties acknowledge that Store Separation work may never be performed and, therefore, in order to maintain the benefits and continued business operations that each party has enjoyed prior to the Closing Date, each of the Limited Tenants and Express hereby grants the other party access through their respective premises for such purposes, provided that (x) with respect to everyday activities, such access is in keeping with customary past practices and (y) with respect to renovations or other alteration work or special projects, such access will be limited to business hours (or, if outside of regular business hours, is requested at least 48 hours in advance) and the party exercising such right does not unreasonably interfere with the business of the other party.

(b) Except as otherwise agreed by the parties, no party may make any alterations to its premises, including the Store Separations, that would adversely affect the other party’s business or use or occupancy of its premises either during and/or after the completion thereof, including without limitation, any alterations that would (i) reduce the availability or capacity of utilities, HVAC or other services to the other party’s premises, (ii) impair access to or egress from the other party’s premises or (iii) cause the other party’s premises not to comply with applicable laws, rules and regulations. No party may make any alterations or effect any renovations to its premises, including the Store Separations, without first obtaining all necessary consents from the Landlord and any other necessary persons, and ensuring the compliance of such alterations or renovations with applicable building codes. The party making such alterations or renovations, including the Store Separations, shall bear the entire cost of obtaining such consents and ensuring such compliance.

(c) If either Tenant or Subtenant seeks, in one or more projects in any twelve consecutive months, to remodel premises which are the subject of a Prime Lease, and the total budgeted or actual cost of such renovations equals or exceeds the dollar amount under the provisions of the Prime Lease which requires the consent of the Landlord to first be obtained, then the party undertaking such renovations shall notify the other party of its renovation plans and budget and Tenant and Subtenant shall cooperate and use reasonable efforts to obtain the consent thereto of the Landlord of such premises. The party undertaking such renovations shall ensure that such renovations comply with all applicable building codes and shall bear the entire cost of obtaining such Landlord consents.

(d) Anything in this Agreement to the contrary notwithstanding, no party shall be required by the other party to undertake any Store Separations; provided that, with respect to the Leased Premises identified on attached Schedule 9 hereto, Limited may, at its sole option, elect to effect a Store Separation in connection with each such Leased Premises (generally in accordance with the schematic drawings included within said Schedule 9) upon thirty (30) days prior written notice to Express, in which event the Store Separation Costs shall be paid 50% by Limited and 50% by Express. Otherwise, Store Separations, if any, shall be conducted in accordance with the following provisions:

(i) If, during any Lease Term, any Limited Tenant or Express desires to perform one or more Store Separations, then the party desiring to undertake such Store Separation(s) shall prepare and deliver reasonably detailed plans for such Store Separation(s) and budgets of Store Separation Costs for such work to the other party. The other party shall have the right to approve such plans and budgets, and such approval shall not be unreasonably withheld, conditioned or delayed. The party desiring to effect a Store Separation shall pay all Store Separation Costs, and such Store Separation shall be conducted in accordance with the provisions of subsections (b) and (c); and

(ii) If, at the expiration of a Lease Term, and in connection with any renewal or extension of the term of a Prime Lease otherwise permitted by the terms of this Agreement, (A) both Tenant and Subtenant elect to renew or extend such Lease Term, and a Store Separation is required by the Landlord or is otherwise agreed upon by both parties, then the parties shall cooperate to prepare and deliver reasonably detailed plans for such Store Separation(s) and budgets of Store Separation Costs for such work; the Store Separation Costs for such Store Separations shall be paid 50% by the Limited Tenants and 50% by Express, and such Store Separation shall be conducted in accordance with the provisions of subsections (b) and (c); and (B) only one of Tenant or Subtenant elects to renew or extend such Lease Term (subject to the provisions of Section 4 of this Agreement), then Store Separations, if any, shall be conducted (and all Store Separation Costs paid) by the party remaining in all or any part of the Leased Premises for such extended or renewal Lease Term.

10. Assignment and Subletting.

(a) Except as otherwise set forth herein, neither the Limited Tenants nor Express may assign this Agreement in whole or in part, by operation of law or otherwise or mortgage or pledge the same, or sublet any Leased Premises (each of the foregoing a “Transfer”) without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein to the contrary, any Transfer which may occur by operation of law or otherwise as a consequence of a transfer of interests (whether as a matter of right or pursuant to consent) under the pertinent provisions of the “LLC Agreement” (as defined in the Unit Purchase Agreement) shall be permitted without the consent of the other party; provided that, if Limited’s financial exposure is increased or otherwise adversely affected as a consequence thereof, then Express shall provide to

Limited reasonable security as a consequence thereof. Notwithstanding the foregoing, but subject to the terms of the Prime Lease, Limited Tenant and Express may each effect a Transfer, without the consent of the other party, to any one of its Affiliates, provided, however, that, except as otherwise contemplated in the Transaction Documents, if at anytime after such permitted Transfer the transferee is no longer an Affiliate of such party, the event terminating such affiliation shall be deemed a Transfer subject to the preceding sentence.

(b) In the event of any Transfer, whether or not Limited Tenant or Express as the case may be, grants its consent to such Transfer or withholds its consent to such Transfer, the respective parties shall remain fully liable to perform their duties under this Agreement following a Transfer.

(c) Any proposed Transfer shall also be subject to the restrictions and requirements set forth in the Prime Lease. Any purported Transfer consummated in violation of the provisions of this Section 10 shall be null and void and of no force or effect.

11. Insurance.

Tenant and Subtenant shall maintain, at their respective cost and expense, throughout the term hereof as to each Subleased Premises and the balance of the Leased Premises retained by Tenant, insurance in the types and amounts, and subject to the conditions, as are required pursuant to the Prime Lease. All such policies shall name the other party hereto and Landlord, and any other persons required pursuant to the Prime Lease, as additional insured parties and shall be endorsed to provide that they shall not be canceled without ten (10) days’ prior written notice to the other party hereto and Landlord. Each party hereto shall furnish said policies (or certificates evidencing the required coverage) to the other, together with such evidence as the other party shall reasonably deem satisfactory of the payment of premiums thereon, promptly following the execution and delivery of this Agreement.

12. Consent/Approvals.

If Subtenant seeks a consent or approval from Tenant with respect to any matter to which such consent or approval is required under this Agreement or the Prime Lease, then the denial of such consent or approval by the Landlord shall be conclusive and binding on Subtenant; provided that, where consent or approval of the Landlord under a Prime Lease is required, Tenant shall use good faith efforts to obtain such consent or approval from the Landlord, except that nothing herein shall require Tenant to make any payment, or to amend any terms of such Prime Lease in a way that would have an adverse effect on Tenant, in respect of such consent or approval.

13. Default Notice from Landlord.

If Tenant or Subtenant receives a notice of default from the Landlord with respect to any matter pertaining to the Leased Premises or the Subleased Premises or any obligation of Tenant or Subtenant under this Agreement or under the Transaction Documents, such party shall immediately notify the other party of same in writing, and (exclusive of a default of Landlord under the Prime Lease) if the responsible party fails to promptly commence the cure of such default or fails to cure such default as of a date that is 30 days after the date on which such notice is received, but in no event later than the date which is 10 days prior to the expiration of the applicable cure period under the Prime Lease, the non-defaulting party shall have the right, but no obligation, to immediately cure such default and the defaulting party shall reimburse the other party for the reasonable costs incurred in connection with curing such default within 30 days after receipt of an invoice therefor from the non-defaulting party.

14. Signage.

Each Limited Tenant and Express shall each have the right to maintain any existing signage it may have in respect of any Leased Premises or Subleased Premises, as the case may be.

15. Indemnity; Subrogation.

(a) Anything in this Agreement to the contrary notwithstanding, the Limited Tenants shall defend, indemnify and hold harmless Express and its employees, officers, directors, partners and agents against and from any and all claims, liabilities, demands, fines, suits, actions, proceedings, orders, decrees and judgments (collectively, “Claims”) of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including attorneys’ fees, resulting from, or in connection with, loss of life, bodily or personal injury or property damage (i) arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Limited Tenant Premises exclusive of the Express Premises or (ii) occasioned in whole or in part through the use and occupancy of the Limited Tenant Premises exclusive of the Express Premises or any construction, repair, alterations or improvements therein or appurtenances thereto, or (iii) by any act or omission of Limited Tenant or any subtenant, concessionaire or licensee of Limited Tenant (other than Express or any of its Affiliates), or its employees, agents, contractors or invitees in, upon, at or from the Limited Tenant Premises exclusive of the Express Premises, or (iv) by any breach by Limited Tenant of any of the provisions of this Agreement or of the respective Prime Lease. The indemnification, defense and hold harmless provisions of this subsection shall survive the termination or expiration of this Agreement and of the respective Prime Lease.

(b) Anything in this Agreement to the contrary notwithstanding, Express shall defend, indemnify and hold harmless the Limited Tenants and their Affiliates, employees, officers, directors, partners and agents against and from any and all Claims of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including without limitation attorneys’ fees, resulting from, or in connection with, loss of life, bodily or personal injury or property damage (i) arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Express Premises (exclusive of the Limited Tenant Premises) or (ii) occasioned in whole or in part through the use and occupancy of the Express Premises (exclusive of the Limited Tenant Premises) or any construction, repair, alterations or improvements therein or appurtenances thereto or (iii) by any act or omission of Express or any subtenant, concessionaire or licensee of Express, or its employees, agents, contractors or invitees in, upon, at or from the Express Premises (exclusive of the Limited Tenant Premises) or (iv) by any breach by Express of any of the provisions of this Agreement. The indemnification, defense and hold harmless provisions of this subsection shall survive the termination or expiration of this Agreement and of the respective Prime Lease.

(c) Each party hereto (the “Releasing Party”) hereby releases the other (the “Released Party”), from any loss, damage, claim or liability which the Released Party would, but for this Section 15(c), have had to the Releasing Party arising out of or in connection with any damage to the property of the Releasing Party to the extent such damage or the cause thereof is covered by insurance maintained by the Releasing Party. Such insurance coverage maintained shall be deemed to include any deductible or self-insured retention in effect or permitted pursuant to this Agreement. SUCH RELEASE SHALL EXTEND TO ANY LOSS, DAMAGE, CLAIM OR LIABILITY THAT MAY HAVE RESULTED IN WHOLE OR IN PART FROM ANY ACT OR NEGLECT OF THE RELEASED PARTY, ITS OFFICERS, AGENTS OR EMPLOYEES. Each party hereto shall immediately give to each insurance company which has issued to it property insurance policies written notice of the terms of such mutual releases and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such releases and to waive the Releasing Party’s insurer’s right of subrogation that would exist had the Releasing Party not given the foregoing release.

16. Required Notice Under Prime Lease.

Each party shall promptly give written notice to the other party of (i) all claims, demands or controversies by or with the Landlord under the Prime Lease or (ii) any injury, death or property damage arising on or about the Leased Premises or Subleased Premises as the context may require.

17. Accepting Subleased Premises “As Is”.

Each party hereto represents that it is familiar with the Leased Premises or Subleased Premises (as the context may require) and the Adjacent Premises and has inspected same prior to the date hereof. Each party hereto accepts and has accepted possession of the Leased Premises or Subleased Premises (as the context may require) and the Adjacent Premises “as is”, except and to the extent of disclosures, agreements, representations and warranties in connection therewith set forth herein or in any of the Transaction Documents. Each party hereto acknowledges that, notwithstanding anything to the contrary in any Prime Lease, no party to this Agreement has made any representations or warranties with respect to the Leased Premises or Subleased Premises (as the context may require) or the Adjacent Premises or to the condition thereof, except to the extent set forth in this Agreement or in the Transaction Documents.

18. No Waiver.

The failure of a party hereto to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification by a party of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

19. Notices.

Any notice or demand which either party may or must give to the other under this Agreement shall be given in the same manner for giving notices under the Prime Lease, but addressed as follows:

If to Limited or any Limited Tenant:

Limited Brands, Inc.

P. O. Box 16000

Three Limited Parkway

Columbus, Ohio 43216 (43230 for courier delivery)

Attention: Gail M. Stern, Senior Vice President – Retail Operations, Legal

Facsimile: (614) 415-7900

copy to:

Limited Brands, Inc.

P. O. Box 16000

Three Limited Parkway

Columbus, Ohio 43216 (43230 for courier delivery)

Attention: Information Management Department

Facsimile: (614) 415-6002

If to Express:

Express, LLC

One Limited Parkway

Columbus, Ohio 43230

Attention: Corporate Real Estate Department

Facsimile: (614) 415-4000

copy to:

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Mikaal Shoaib

Facsimile: (415) 439-1680

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

20. Successors.

Subject to Section 10, the covenants and agreements herein contained shall bind and inure to the benefit of Limited, each Limited Tenant and Express and their respective permitted successors and assigns.

21. Captions.

The captions or headings of paragraphs in this Agreement are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

22. Severability.

If any provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

23. Governing Law.

With respect to each Leased Premises (and Subleased Premises) and the Adjacent Premises, this Agreement shall be construed in accordance with, and governed by, the laws of the state in which such premises are located.

24. Further Assurances.

Limited, each Limited Tenant and Express shall execute, acknowledge and deliver such instruments and take such other action as may be reasonably necessary or advisable to carry out their rights and obligations under this Agreement, including the execution of any agreement or instrument required by the Landlord under the Prime Lease. In addition, if prior to the expiration of the Lease Term, Express or a Limited Tenant desires to enter into a direct and separate lease with a Landlord for the Subleased Premises or the remainder of the Leased Premises, as the case may be, the other party shall cooperate in good faith and likewise agree to enter into a direct and separate lease for its premises; provided that (i) such other party’s new lease is for a term equal to the term remaining under the Prime Lease and is on terms at least as favorable as the terms of this Agreement and the terms of the Prime Lease, (ii) any Store Separation shall be conducted (and Store Separation Costs paid) by the party desiring such direct and separate lease and otherwise in accordance with Section 9 of this Agreement and (iii) Limited shall have no obligation to guarantee any of the obligations under any such new lease.

25. Amendment to Prime Lease.

No Tenant may make any amendment to a Prime Lease that would impair or reduce the rights or increase the obligations of Subtenant under this Agreement, without the written consent of Subtenant, which may be granted or withheld in Subtenant’s sole and absolute discretion.

26. Reasonableness and Good Faith.

Whenever this Agreement grants Tenant or Subtenant the right to take action, exercise discretion or make other determinations regarding this Agreement or the Leased Premises or Subleased Premises (as the case may be), each party agrees to act reasonably, timely and in good faith unless a different standard is specified herein.

27. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBLEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

28. Counterparts.

This Sublease may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

29. Special Provisions Regarding Guaranteed Leases.

A. Effect of Master Assignment. As described in the third recital of this Agreement, the Master Assignment relates to the assignment by Express to Limited of the certain leases relating to the Guaranteed Lease Stores (being the stores involving shared occupancy by Express and the Limited Tenants), which leases are guaranteed by Limited pursuant to a Guaranty in connection with each. The Master Assignment also effects the assignment by Express to Limited of the certain leases identified on Schedule 7 hereto, which relate to stores occupied solely by Express (each a “Non-Shared Guaranteed Lease Store” and, collectively, “Non-Shared Guaranteed Lease Stores”), and which leases are also guaranteed by Limited pursuant to guaranty agreements in connection therewith (the “Non-Shared Guarantees”, with each a “Non-Shared Guarantee”). For purposes of this Agreement, and in particular this Section 29: (i) the term “Guaranteed Lease” shall mean each lease which relates either to a Guaranteed Lease Store or to a Non-Shared Guaranty Lease Store, and collectively, “Guaranteed Leases” and (ii) the term “Lease Guarantees” shall mean, collectively, the Guarantees and the Non-Shared Guarantees, with each a “Lease Guaranty”.

B. Guaranteed Leases.

(a) Limited shall continue to guarantee the full amount of lease payments under each Guaranteed Lease until the date upon which any of the following occurs in respect of a Guaranteed Lease:

(i)	except as provided in Section 4(a), the initial lease term in respect of such Guaranteed Lease (excluding any renewals or extensions thereunder) expires, or such Guaranteed Lease earlier terminates according to its terms;

(ii)	except as provided in Section 4(a), such Guaranteed Lease is amended, extended or renewed; or

(iii)	except as provided in Section 4(a), the landlord under such Guaranteed Lease consents to any amendment to or waiver under the Guaranteed Lease.

Upon the earliest to occur of any of the preceding with respect to any Guaranteed Lease and the effectuation of a release of any Guaranty relating thereto either by virtue of a Landlord’s written release or by operation of law, then Limited’s guarantee obligations in respect of such Guaranteed Lease shall immediately cease, and (i) if such lease is one of the leases identified in Schedule 7 hereto, then the same shall be deemed to have been deleted from said Schedule 7 and (ii) if such Lease is one of the Leases identified in Schedule 2 hereto, then such Lease shall no longer be deemed to be a Guaranteed Lease hereunder for purposes of the provisions hereof which relate to Guarantees, but the provisions of this Agreement otherwise shall remain applicable thereto and the same shall not be deleted from Schedule 2 hereto.

(b) Limited shall have no obligation to provide any guarantee or other assurance for any lease or sublease entered into, modified or amended by Express after the date hereof or, except as provided in Section 4(a), for any renewal or extension of any Guaranteed Lease beyond the original Lease Term.

C. Reporting Requirements of Threshold Sales.

(a) No later than the first Sunday of each fiscal month of Limited, Express shall provide to Limited a data file, in a file format acceptable to both parties, with the following information: (i) for each store occupying those Subleased Premises identified on Schedules 1 and 2 hereto, the prior fiscal month’s Gross Sales and (ii) for each store which is the subject of a Guaranteed Lease, the prior fiscal month’s total sales and Excess Rent paid to Landlords. In furtherance of and not in limitation of the foregoing, Express also shall provide to Limited such further information as Limited may request in order to comply with Limited’s obligations to Landlords.

(b) As soon as practicable, and in any event no later than 45 days following the end of each fiscal quarter and 60 days following the end of each fiscal year of Express, Express shall provide to Limited (in a form or forms reasonably acceptable to both parties) the unaudited consolidated balance sheet and the related unaudited statement of operations and cash flows of Express and its Subsidiaries (as defined in the LLC Agreement) (collectively, the “Financial Statements”) for the pertinent fiscal quarter and year, respectively, in each case prepared in accordance with GAAP (as defined in the LLC Agreement), setting forth in comparative form the figures for the corresponding previous fiscal quarter and year, as the case may be, and the figures for the corresponding fiscal quarter and year as set forth in Express’ annual operating budget. Further, to the extent that Express shall at any time cause or permit the Financial Statements to be or become audited, then Express also shall provide to Limited said audited Financial Statements within 30 days after Express’ receipt thereof. The financial reporting obligations of Express under this Section 29.C.(b) shall terminate on the earlier to occur of (i) the consummation of a Qualified Initial Public Offering (as defined in the LLC Agreement) and (ii) the first date upon which Limited’s aggregate financial exposure under all Guaranteed Leases falls to $5,000,000 or less (taking into account all letters of credit provided to Limited by or on behalf of Express in respect of such financial exposure, which letters of credit will be from an entity and in a form reasonably acceptable to Limited).

D. Miscellaneous Provisions Regarding Guaranteed Lease Stores.

(a) Limited and Express agree that, with respect to each Guaranteed Lease Store and its respective Prime Lease, if the respective Landlord challenges the assignment of such Prime Lease pursuant to the Master Assignment and the subsequent subletting of such Leased Premises to Express pursuant to this Agreement, or otherwise makes any allegations that such transactions do not comply with the provisions of the respective Prime Lease, then Limited shall have the right (to be exercised or not exercised in Limited’s sole discretion) to deem the Master Assignment and the sublease of such Leased Premises to Express pursuant to this Agreement rescinded and declared null and void as of the date hereof with respect to such Leased Premises; provided, Limited shall indemnify, defend and hold harmless Express from any Claims arising in connection with such rescission in accordance with Section 3(a) of this Agreement, and such obligation shall survive the termination or expiration of this Agreement.

(b) Express agrees that Limited shall have the right to negotiate with any Landlord in order to effect the release of any Guaranty, and Express shall endeavor to obtain any such release to the same extent that the Company (as defined in the Unit Purchase Agreement) is so obligated under the provisions of Section 7.04 of the Unit Purchase Agreement. The sublease to Express of the Leased Premises for any Guaranteed Lease Store shall terminate from time to time with respect to one or more Guaranteed Lease Stores (and thereafter such store shall be deemed a Express Store for purposes of this Agreement), if the Landlord of the premises subject thereto shall have relieved Limited of its obligations under the applicable Prime Lease (other than the obligations of a Limited Tenant, as Subtenant, pursuant to this Agreement) and any Guaranty thereunder pursuant to a written agreement reasonably acceptable to Limited, provided that, Limited shall (with the consent of the applicable Landlord, if required) (i) cause the reassignment of the Prime Lease to Express and (ii) otherwise secure for Express the benefits, subject to the obligations, of the Prime Lease related thereto (other than rights or options to extend the term thereof unless Limited and its Affiliates shall have no obligation in respect of any such extension pursuant to the Prime Lease or any Guaranty thereof).

(c) With respect to each Guaranteed Lease Store, from and after the date of this Agreement, the tenant which occupies less than 50% of the Leased Premises (the “Minor Tenant”, with the tenant occupying equal to or greater than 50% being the “Major Tenant”) shall not enter into any negotiations with the pertinent Landlord for a new lease or to extend or renew the lease term for all or any portion of the Major Tenant’s occupied space (the “Major Tenant Premises”) under the particular Guaranteed Lease Store until the earlier to occur of (i) that date which is 120 days prior to the expiration (or earlier termination) of the lease term relating to such Guaranteed Lease Store, (ii) that date which is 30 days after the date upon which Landlord advises both occupants in writing (the “Intention Letter”) that it does not intend to enter into a new lease or a lease extension or renewal for the Major Tenant Premises with the Major Tenant or (iii) that date upon which the Major Tenant advises the Minor Tenant that the Major Tenant does not intend to seek a new lease or an extension or renewal of the lease term for the entire portion of the Major Tenant Premises. If the Landlord approaches the Minor Tenant to discuss the Minor Tenant’s plans for all or any portion of the Major Tenant Premises, the Minor Tenant may advise the Landlord that it cannot enter into discussions in connection therewith unless and until the Landlord issues an Intention Letter. During the 18 month period immediately prior to the scheduled expiration of any lease relating to any such Guaranteed Lease Store, the Major Tenant and the Minor Tenant agree to have monthly calls to discuss each party’s relative interest in remaining in the Leased Premises, and each party shall in good faith consider the other party’s interests, but with no obligation to act or refrain from acting in connection with a new lease or an extension or renewal of any such lease, except as otherwise provided herein. The provisions of this Section 29.D.(c) shall not apply to those Guaranteed Lease Stores identified in Schedule 11 hereto.

30. Guaranty by Limited for Limited Tenants Following Certain Transactions.

Limited agrees that if Limited sells (a) all or substantially all of the assets of any Limited Tenant to a person who is not an Affiliate of Limited or (b) the capital stock of any Limited Tenant to a person and such transaction results in such Limited Tenant no longer being an Affiliate of Limited, then Limited shall guaranty the obligations of such Limited Tenant under this Agreement from and after the date of such event through the expiration of the Term hereof with respect to the respective Leased Premises or Subleased Premises, as the case may be.

31. Entire Agreement.

Except as otherwise provided in the Transaction Documents, this Agreement supercedes all prior agreements and understandings, both oral and written.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

LIMITED STORES, LLC

By:	/s/ Gail M. Stern
Gail M. Stern
Its:	Senior Vice President - Retail Operations, Legal

BATH & BODY WORKS, LLC

By:	/s/ Gail M. Stern
Gail M. Stern
Its:	Senior Vice President - Retail Operations, Legal

VICTORIA’S SECRET STORES, LLC

By:	/s/ Gail M. Stern
Gail M. Stern
Its:	Senior Vice President - Retail Operations, Legal

DIVA US, LLC

By:	/s/ Gail M. Stern
Gail M. Stern
Its:	Senior Vice President - Retail Operations, Legal

EXPRESS, LLC

By:	/s/ Douglas L. Williams
Douglas L. Williams
Its:	Senior Vice President - Enterprise General Counsel

LIMITED BRANDS, INC.

By:	/s/ Timothy J. Faber
Timothy J. Faber
Its:	Vice President - Treasury, Mergers & Acquisitions